Exhibit 99.1

Press Release	Source: Apogee Technology, Inc.

Apogee Announces $1,800,000 Private Placement of Common Stock

Tuesday August 24, 11:56 am ET

NORWOOD, Mass.—(BUSINESS WIRE)—Aug. 24, 2004—Apogee Technology, Inc. (AMEX: ATA - News), a leading provider of digital audio amplification and Micro Electro Mechanical Systems (“MEMS”) integrated circuits (“ICs”), today announced that the Company has entered into an agreement with institutional and accredited investors to sell 374,248 shares of Common Stock at $4.75 per share in a private placement, resulting in gross proceeds to Apogee of approximately $1,800,000. The investors also will receive warrants to purchase an aggregate of 187,124 shares of Common Stock, which will be exercisable for five years at a price of $5.70 per share.

Apogee intends to use the proceeds of the financing to fund the further development of the Company’s DDX® product line, to advance the Company’s new MEMS division and for working capital and general corporate purposes. Jesup & Lamont Securities Corporation served as placement agent for the transaction.

The transaction closed on Tuesday, August 24, 2004. The Common Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Apogee has agreed to file a registration statement to register future resales of the shares by the investors. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Apogee Technology, Inc.

Apogee Technology, Inc. is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technology. The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products. The Company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets. The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan. For more information please visit our web site at: http://www.apogeeddx.com.

About Jesup & Lamont

Jesup & Lamont, headquartered in New York City, is a full service brokerage and investment banking firm providing institutional sales and trading services, equity research, asset management for select clientele, and financial advisory services in connection with mergers and acquisitions, capital market transactions, restructurings and other corporate finance matters.

DDX® is a registered trademark of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders. Certain statements made herein that use the words “estimate”, “project”, “intend”, “plan”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those which may be expressed or implied. Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.

Contact:

Apogee Technology

Kristi Canavan, 781-551-9450

kcanavan@apogeeddx.com